UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                                October 31, 2009

                                    814-00201
                            (Commission File Number)

                                MVC CAPITAL, INC.
                                  (THE "FUND")
             (Exact name of registrant as specified in its charter)

                               DELAWARE, 943346760
      (Jurisdiction of Incorporation) (IRS Employer Identification Number)

                              RIVERVIEW AT PURCHASE
                                287 BOWMAN AVENUE
                                    2ND FLOOR
                               PURCHASE, NY 10577
              (Address of registrant's principal executive office)

                                 (914) 701-0310
                         (Registrant's telephone number)
                     ---------------------------------------

          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

/ / Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

/ / Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

/ / Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/ / Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

As part of its regular quarter-end review, the Fund's Valuation Committee made determinations, consistent with the Fund's valuation procedures and FAS 157, regarding the fair values of the Fund's investments, resulting in an aggregate net increase of approximately $32.3 million or $1.33 per share, effective October 31, 2009. The fair values of the following portfolio companies were adjusted: Amersham Corporation, Custom Alloy Corporation, MVC Automotive Group B.V., MVC Partners, LLC, Ohio Medical Corporation, Security Holdings, B.V., SGDA Sanierungsgesellschaft fur Deponien und Altlasten GmbH, Summit Research Labs, Inc., U.S. Gas & Electric, Inc., Vendio Services, Inc., and Vitality Foodservice, Inc.

The foregoing increase takes into account a substantial upward adjustment to the fair valuation of the Fund's investment in U.S. Gas & Electric, Inc. ("USG&E"), one of the Fund's portfolio companies. This adjustment was based upon, among other things: (i) USG&E's materially improved financing options, (ii) cost savings and other tangible operational improvements resulting from the integration of its recent purchase of Energy Service Providers, Inc. ("ESPI"),
(iii) USG&E's continued strong income growth, as well as a rapidly expanding customer base, and (iv) increased market multiples for comparable companies.

The Fund's net asset value as of October 31, 2009 is approximately $17.47 per share.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



MVC CAPITAL, INC.


By: /s/ Michael Tokarz
    ------------------
        Michael Tokarz
        Chairman



Dated November 2, 2009